Exhibit 10.1

MIPS Technologies, Inc.
Performance-Based Bonus Plan for Executives
Effective July 1, 2010
(adopted by the Board of Directors on August 12, 2010)

1.
Purpose. The purpose of the MIPS Technologies, Inc. Performance-Based Bonus Plan for Executives is to enhance employee retention, to incentivize selected employees to strengthen their focus on key corporate financial goals, and to align individual and group actions with the corporate financial performance objectives on behalf of the stockholders.

2.
Eligibility. The CEO and other executives or employees as recommended by the CEO and approved by the Compensation and Nominating Committee of the Board of Directors shall be eligible to participate in the plan.  An eligible employee must be an employee in good standing at MIPS Technologies, Inc. or one of its subsidiaries at the completion of each plan period and at the time of payout.  The Board of Directors shall retain in its sole discretion the authority to approve payments to the CEO.  Upon the recommendation of the CEO, the Compensation and Nominating Committee shall in its sole discretion approve payments to other participating executives or employees.

3.	Plan Period. Each plan period shall be the MIPS Technologies, Inc. fiscal year.

4.
Financial Plan.  The financial plan is the Statement of Operations approved annually by the Board of Directors for the upcoming fiscal year which includes the overall corporate revenue and pro forma operating margin goals to be used for the corporate performance calculations below.  The calculations described below shall be based on the actual revenue and pro forma operating margin derived on the same basis as the financial plan goals approved by the Board of Directors.

5.	Calculation of Payments. Individual payouts shall be calculated as follows:

a.
A specific percentage of base salary shall be established for each selected participant as the target for “on plan” compensation.  For the CEO, the target shall be 70%.  For the senior executive staff, the target shall be 40%.   Other selected participants may have other targets as determined by the CEO.

b.	The target percentage of base salary shall be multiplied by a multiplier based 100% on overall corporate performance.
c.	In calculating the multiplier associated with corporate performance, the following applies:
i.	Zero payment if either actual corporate revenue or pro forma operating margin is less than 80% of the approved financial plan.
ii.	Payment of one times the target percentage if both actual corporate revenue and pro forma operating margin are exactly at financial plan numbers.
iii.
Payment of a maximum of two times the target percentage if the actual pro forma operating margin exceeds the financial plan by 30% or more, provided the actual corporate revenue is equal to or exceeds the approved financial plan revenue number.

iv.
The multiplier is determined by adding the following three components together:  (a) A number between zero (0) and one half (0.5) determined by taking actual revenue for the plan period and calculating on a linear proportional basis from 80% to 100% of the financial plan number; (b) a number between zero (0) and one half (0.5) determined by taking actual pro forma operating margin for the plan period and calculating on a linear proportional basis from 80% to 100% of the financial plan number; and (c) a number between zero (0) and one (1.0) determined by taking actual pro forma operating margin for the plan period and calculating  on a linear proportional basis from 100% to 130% of the financial plan number.

v.
For purposes of this bonus plan, the actual pro forma operating margin shall be derived on the same basis as the financial plan which generally shall be by taking GAAP operating margin less non cash costs (such as for 123R stock based compensation and certain other amortized costs) and other exceptional charges (such as for acquisitions or restructurings).

d. The Board of Directors and the Compensation and Nominating Committee, as applicable, shall have discretion to vary the amount of the multiplier in light of the CEO’s and other executive’s or employee’s performance to goals, notwithstanding the above calculation.

6.
Payments.  Payments will be paid in cash, typically within two months after the completion of each plan period, unless the participant has exercised a right under a company established plan to defer such payment, in which case, when applicable, payment in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, will be made in accordance with such deferral plan and applicable law.  A participant has no right to any payment if such participant is not employed on the date of payment unless otherwise determined by the Compensation and Nominating Committee in its sole discretion.

7.
Amendment or Termination of Plan.  The plan shall continue in effect until modified or eliminated by the Board of Directors.  The Board of Directors may amend modify or terminate the plan at any time without the consent of any person.